Exhibit 10.38

BPZ RESOURCES, INC.

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

You have been selected to receive a grant of Performance Shares pursuant to the BPZ Resources, Inc. 2007 Long-term Incentive Plan (the “Plan”) as specified below:

Participant: __________________

Grant Date: __________________

Number of Performance Shares Granted: ____ (“Performance Shares”)

Performance Period: January 1, 2014 – December 31, 2016

Final Acceptance Date: ________________

THIS AWARD AGREEMENT (the “Agreement”), is made effective as of the Grant Date, as specified above, between BPZ Resources, Inc., a Texas corporation (“BPZ”), and the Participant. The Plan and Exhibit A are incorporated in and made a part of this Agreement. Capitalized terms that are not defined in this Agreement have the same meanings as in the Plan.

RECITALS

WHEREAS, BPZ adopted and maintains the Plan for the benefit of Eligible Employees and Consultants; and

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) determined that it is in the best interests of BPZ and its stockholders to grant the Performance Share Award (the “Award”) provided for in this Agreement to the Participant on the terms and conditions set forth herein and in the Plan.

RESOLVED, the parties hereto agree as follows:

1.     Grant of Performance Shares.

BPZ hereby irrevocably grants the Award to the Participant on the terms and conditions set forth herein and in the Plan. Each Performance Share shall correspond to one share of Stock (subject to adjustment pursuant to the Plan). The actual number of Performance Shares earned and paid to the Participant after the conclusion of the Performance Period will be determined based on the level of achievement during the Performance Period with respect to the Performance Goals set forth in Exhibit A.

2.     Vesting of Performance Shares.

The Participant shall vest in the Performance Shares earned for the Performance Period only if the Participant is continuously employed by the Company or an Affiliate through the end of the Performance Period.

3.     Payment of Vested Performance Shares.

(a)     The Company shall deliver the shares of Stock that correspond to the Performance Shares earned in accordance with Exhibit A to the Participant as soon as administratively practicable after the end of the Performance Period, but in any event no later than sixty (60) days following the end of the Performance Period. If, in the determination of the Committee, the performance thresholds set forth in Exhibit A are not achieved within the applicable Performance Period, then no payment shall be made to the Participant with respect to the Performance Shares, whether or not vested. The Committee shall adjust the performance criteria to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the peer group for any year during the Performance Period.

(b)     The Company intends that the shares of Stock issued pursuant to this Agreement will be registered under a Form S-8 Registration Statement (“Form S-8”) which covers the Plan. If such Form S-8 is effective, the Participant has been or will be given and hereby acknowledges, prior to the vesting of the Shares, the receipt of a Prospectus, which describes the Plan and incorporates disclosures about the Company’s business and financial information, including risk factors related to an investment in its Stock. The Participant is urged to seek financial, tax and/or legal advice to assess the financial considerations, taxation and potential risks related to this Award of Stock. The Participant shall have the right at any time to refuse the receipt of vested shares of Stock or delay receipt until such Form S-8 is effective by providing written notice of such decision to the Company.

(c)     Notwithstanding the foregoing, in no event may shares of Stock paid to the Participant hereunder exceed the applicable limit under Section 7 of the Plan.

4.     Limitations Upon Transfer.

All rights under this Agreement shall belong to the Participant and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) other than (a) by will or the laws of descent and distribution, (b) pursuant to a “qualified domestic relations order” (as defined by the Code) or (c) as may be permitted under policies that may be adopted by the Committee in its sole discretion. In addition, the rights under this Agreement shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.     Withholding of Tax.

(a)     The Participant is urged to consult with the Participant’s own tax advisors regarding the tax effects of the Award. The Company specifically disclaims any undertaking or obligation to advise the Participant of these tax consequences and will not under any circumstances provide tax advice to the Participant. The Participant acknowledges that, regardless of any action taken by the Company or an Affiliate, the ultimate liability for all tax-related items and payments related to participation in the Plan is and remains the responsibility of the Participant.

(b)     The Company may, solely at its option if requested by the Participant, elect to pay any required tax withholding and either (a) reduce the number of shares distributed to the Participant by the percentage that such tax withholding amount bears to the total taxable income attributable to the vested stock, or (b) reduce wages or other cash compensation paid to the Participant by the Company or an Affiliate in an amount equal to the amount paid in satisfaction of such required tax withholding. The amount of the withholding will be computed by the Company based on the guidance of its tax advisors and shall be presumed to be correct. If the Participant is not in agreement with such guidance, he or she may submit an opinion from a qualified tax advisor for the consideration of the Company. The Committee will review such opinion and make a final decision, which decision shall be binding on the Participant.

6.     Nature of Grant.

In accepting the Performance Shares, the Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its discretion at any time, to the extent permitted by the Plan; (b) the future value of the Performance Shares is unknown, indeterminable and cannot be predicted with certainty; (c) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Performance Shares resulting from the Participant ceasing to provide employment or other services to the Company or an Affiliate (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of the Participant’s employment agreement, if any); and (d) unless otherwise provided in the Plan, this Agreement or by the Company in its discretion, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

7.     No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

8.     Binding Effect.

This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, and all successors and assigns of the Participant, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Participant.

9.     Modification.

This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto and when executed supersedes any prior oral or written agreements and understandings related to the Performance Shares or Stock. Except to the extent permitted by the Plan or this Agreement, or as otherwise may be required by law, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

10.   No obligation to Maintain Relationship or Grant Stock.

Nothing contained in this Agreement shall obligate the Company in any way to continue the employment or other relationship of the Participant to the Company, nor shall it interfere in any way with the right of the Company to terminate the employment or services of the Participant at any time. The participant also agrees and acknowledges that the grant of Stock is completely discretionary and that the Company is under no obligation to make any future awards of Performance Shares or Stock to the Participant.

11.   Change in Status of the Company.

Any Acquisition or Change of Control Event (as such terms are defined in the Plan) shall result in the modification of certain provisions of this Agreement in accordance with the provisions of the Plan.

12.   Plan Controls.

This Agreement is being entered into pursuant to, and is subject to, the terms and provisions of the Plan, a copy of which has been provided to the Participant. All of the terms and provisions of the Plan are incorporated herein by reference. Any amendments to the Plan which are made subsequent to the Grant Date shall only be binding if they are to the benefit of the Participant. If the terms of this Agreement and the Plan are in conflict, such conflict shall generally be resolved in favor of the Participant, subject to the final decision of the Committee, which decision shall be binding on the Participant. All matters of administration or interpretation of this Agreement or the Plan shall be determined by the Committee or by management of the Company to the extent such duties have been delegated by the Committee.

13.   Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and this Agreement through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.   Notice.

Notices and other communications provided for herein shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, to the appropriate address set forth below, subject to written notice of change of address given by any party to the other party, and such notices and communications shall be deemed to be given upon dispatch:

If to the Company

BPZ Resources, Inc.

Attn: Chief Executive Office

580 Westlake Park Blvd, Suite 525

Houston, Texas 77079

(281) 556-6200 (Phone)

(281) 556-6377 (Fax)

If to the Participant

To the address stated below his or her signature on this Agreement

15.   Severability.

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

16.   Governing Law and Venue.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law. The exclusive venue for any action, lawsuit or other proceeding (including dispute resolution proceedings) brought in connection with this Agreement will be, and the parties hereby submit to and consent to the sole and exclusive jurisdiction of, Houston, Harris County, Texas, notwithstanding any conflicts of laws principles that may direct the jurisdiction of any other court, venue, or forum, including the jurisdiction of the employee’s home country.

17.   Waiver.

The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement by the Participant.

By signing below, the Participant agrees that the grant of these Performance Shares is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement and Exhibit A. This grant shall be void and of no effect unless you execute this Agreement prior to the Final Acceptance Date.

BPZ RESOURCES, INC.:

By:
Name:
Title:
Date:

PARTICIPANT:

By:
Date:
Address:

Performance Share Award Agreement

EXHIBIT A

Performance Goals

Except as otherwise provided in the Agreement, the provisions of this Exhibit A shall determine the extent to which the Performance Shares become “earned” and payable to the Participant.

1.     Performance Period.

The Performance Period shall be the period beginning January 1, 2014, and ending December 31, 2016.

2.     Performance Measures.

The Performance Measures under this Award shall be the three-year total shareholder return (“TSR”) of BPZ and the three-year TSR for each company (“Comparator Company”) set forth in Section 3(d) of this Agreement (the “Comparator Group”).

The Performance Goals under this Agreement shall be based on (a) the absolute three-year TSR of BPZ (the “Absolute TSR”), and (b) the three-year TSR of BPZ relative to the three-year TSR of the Comparator Companies (the “Relative Percentile Rank”).

3.     Determination of TSR and Relative Percentile Rank.

(a)          Determination of TSR. The TSR of each Comparator Company and BPZ shall be equal to the quotient of (1) divided by (2), where:

(i)     “(1)” is equal to the sum of (x) and (y), where: “(x)” is the difference between the “Beginning Stock Price” and the “Ending Stock Price”; and “(y)” is the sum of all dividends (whether reinvested or not) paid on one share of Stock during the Performance Period; and

Performance Share Award Agreement

(ii)     “(2)” is equal to the Beginning Stock Price.

TSR shall be computed to the third decimal place for each Comparator Company and BPZ. For purposes of this Exhibit A, the term “Beginning Stock Price” shall mean the average closing price on the applicable stock exchange of one share of Stock for the ten (10) trading days immediately prior to the first day of the Performance Period, and the term “Ending Stock Price” shall mean the average closing price on the applicable stock exchange of one share of Stock for the ten (10) trading days immediately prior to the last day of the Performance Period.

(b)          Determination of Relative Percentile Rank. BPZ’s Relative Percentile Rank shall be determined in accordance with the following rules:

(i)     The Comparator Companies and BPZ shall be ranked in descending order based on their respective TSRs (“Ranking Distribution”).

(ii)     For purposes of developing the Ranking Distribution, any Comparator Company that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order.

(iii)     Based on BPZ’s order within the Ranking Distribution, the Committee shall determine BPZ’s percentile rank within the Ranking Distribution in accordance with the following formula:

(n - r)      x 100% = Percentile Rank

(n - 1)

where “(n)” represents the number of Comparator Companies plus BPZ, and “(r)” represents BPZ’s ranking in the list of Comparator Companies (including BPZ).

(c)     Change in Control. Notwithstanding any provision of this Agreement or Exhibit A to the contrary, in the event a Change in Control Event occurs prior to the end of the Performance Period, the determination of TSR under this Exhibit A shall be made in accordance with the following:

(i)           the Performance Period shall be truncated and deemed ended on the date of the Change in Control Event; and

(ii)           for purposes of calculating BPZ’s TSR, the “Ending Stock Price” shall mean the highest per share price paid to holders of Stock in connection with the Change in Control Event.

(iii)          all performance shares shall be immediately payable to the extent that the Performance Goals for the Performance Period then in progress have been met up through the Change in Control event or based upon 100% of the value on the date of grant of the Performance Share if such amount is higher.

(d)      Comparator Group. The Comparator group shall consist of the following Comparator Companies:

●	HYPERDYNAMICS CORP
●	FX ENERGY INC.
●	ABRAXAS PETROLEUM CORP
●	VAALCO ENERGY INC
●	CRIMSON EXPLORATION INC
●	PETROQUEST ENERGY INC
●	CALLON PETROLEUM CO
●	GASTAR EXPLORATION LTD
●	CONTANGO OIL & GAS CO
●	HARVEST NATURAL RESOURCES
●	ENDEAVOUR INTERNATIONAL CORP
●	GRAN TIERRA ENERGY INC

Performance Share Award Agreement

The composition of the Comparator Group shall not change during the Performance Period except in accordance with the following rules:

(i)     A Comparator Company shall be removed from the Comparator Group if during the Performance Period (i) such Comparator Company ceases to maintain publicly available statements of operations prepared in accordance with GAAP, (ii) such Comparator Company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned entity of such company), or (iii) such Comparator Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned entity of such company).

(ii)     If one or more Comparator Companies are removed from the Comparator Group pursuant to paragraph (i), then each such Comparator Company shall be replaced by a company selected in the discretion of the Committee.

4.     Performance Goals and Determination of the Earned Performance Shares.

(a)          Absolute TSR Performance Goals.

The Participant shall earn the percentage of the Target Performance Shares that corresponds to the achieved Absolute TSR Performance Goal for the Performance Period (the “Absolute TSR Payout Percentage”) as set forth below and as pursuant to this Section 4(a):

Absolute TSR Performance Goal	Stock Price Goals	Absolute TSR Payout Percentage
>40% 30% 25% 20% 15% 10% 5% 0%	$ 5.52 $ 4.42 $ 3.93 $ 3.47 $ 3.06 $ 2.68 $ 2.33 $ 2.01	200% 175% 150% 100% 75% 50% 25% 0%

If the Absolute TSR should fall between two Absolute TSR Performance Goals set forth in the chart above, then the Absolute TSR Payout Percentage shall be determined by linear interpolation between the two Absolute TSR Performance Goals.

The number of earned Performance Shares under this Section 4(a) shall be equal to the product of the Participant’s Target Performance Shares and the achieved Absolute TSR Payout Percentage. Notwithstanding the foregoing, if the closing price of a share of BPZ Stock on the last trading day of the Performance Period is less than the opening price of a share BPZ Stock on the first trading day of the Performance Period, then no Performance Shares shall be earned under this Section 4(a).

Performance Share Award Agreement

(b)          Relative TSR Performance Goals.

The Participant shall earn the percentage of the Target Performance Shares that corresponds to the achieved Relative TSR Performance Goal for the Performance Period (the “Relative TSR Payout Percentage”) as set forth below and as pursuant to this Section 4(b):

BPZ Ranking	Relative TSR Percentile Rank	Relative TSR Payout Percentage
1	100th percentile	200.00%
2	91st percentile	200.00%
3	82nd percentile	175.00%
4	73rd percentile	150.00%
5	64th percentile	125.00%
6	55th percentile	100.00%
7	45th percentile	83.33%
8	36th percentile	66.67%
9	27th percentile	50.00%
10	18th percentile	0%
11	9th percentile	0%
12	0	0%

The number of earned Performance Shares under this Section 4(b) shall be equal to the product of the Participant’s Target Performance Shares and the achieved Relative TSR Payout Percentage. Notwithstanding the foregoing, if BPZ’s Absolute TSR is less than zero for the Performance Period, then the maximum number of Performance Shares that may be earned under this Section 4(b) shall be limited to 100% of the Target Performance Shares.

Performance Share Award Agreement

5.     Example

Individual	Example 1	Example 2
Individual Total LTI Value	**$100,000**	**$100,000**
PSUs - Relative TSR	*25%*	*25%*
	$25,000	$25,000
PSUs - Absolute TSR	*25%*	*25%*
	$25,000	$25,000
RSUs	*50%*	*50%*
	$50,000	$50,000

	Target Performance	Above-Target Performance
Grant Price (Face Value)	$2.15	$2.15
Share Price (Start of Period)	$2.01	$2.01
Share Price (End of Period)	$3.47	$3.85
PSUs - Relative TSR		
Target Award Value	$25,000	$25,000
Target PSUs	11,628	11,628
Percentile Rank	6th	4th
Payout % of Target Shares	**100.0%**	**150.0%**
Earned PSUs	11,628	17,442
PSU Realized Value	$40,387	$67,165
% of Target Value	*162%*	*269%*
PSUs - Absolute TSR		
Target Award Value	$25,000	$25,000
Target PSUs	11,628	11,628
Stock Price Increase % (CAGR)	20.0%	24.2%
Payout % of Target Shares	**100.0%**	**141.3%**
Earned PSUs	11,628	16,430
PSU Realized Value	$40,387	$63,269
% of Target Value	*162%*	*253%*
RSUs		
Target Award Value	$50,000	$50,000
RSUs Granted	23,256	23,256
RSU Realized Value	$80,774	$89,553
% of Target Value	*162%*	*179%*
Total Realized LTI Value	**$121,161**	**$156,717**
% of Target LTI Value	***121%***	***157%***

Performance Share Award Agreement

6.     Committee Certification.

As soon as reasonably practical following the end of the Performance Period, but in no event later than the March 15th following the end of the Performance Period, the Committee shall review and determine the performance results for the Performance Period and certify those results in writing. No Performance Shares earned and vested shall be payable prior to the Committee’s certification.